Exhibit 10.1

January 30, 2023

Cheryl Wynne

Re: Promotion to Chief Financial Officer

Dear Cheryl:

On behalf of Bsquare Corporation (“Bsquare”), I am pleased to confirm our verbal offer of employment as Chief Financial Officer. This letter sets out the terms of your continued employment in this new capacity, commencing on or around February 17, 2023 should you accept this promotion.

You will be an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, subject to certain Bsquare stock trading restrictions and SEC reporting requirements.

Your salary will be $9,230.77 biweekly (which annualizes to $240,000.00 per year), less applicable tax and other withholdings, paid in accordance with Bsquare’s normal payroll practices.  Future adjustments in compensation, if any, will be made by Bsquare in its sole discretion.

You will also be eligible to receive a performance bonus of up to $60,000.00 at 100% achievement based on individual objectives that you and the CEO will agree upon, generally payable following the filing of quarterly financial statements. Payments are dependent on the Compensation Committee of Bsquare's Board of Directors (the "Board") confirming such objectives have been met. Payment of the bonus is contingent up on your being employed and in good standing at the time the objectives are met.

You will continue to participate in benefits consistent with other employees at your same level in accordance with Bsquare’s then-current benefit plan requirements.  Bsquare may change its benefit plans from time to time in accordance with applicable laws.

Termination and Change of Control Benefits

Immediately prior to consummation of a Change of Control, all of your unvested stock options and/or other equity units shall become fully vested and immediately exercisable, provided that you then remain an employee. In addition, if your employment is terminated by Bsquare or any successor thereto within 12 months following a Change of Control when neither "cause" nor "long term disability" exists or if you terminate your employment for "good reason," and provided that you release Bsquare and any successor thereto and its respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the company or any successor thereto that becomes effective and irrevocable on or before the Release Deadline, you will be entitled to receive a one-time lump sum severance payment equal to (i) 6 months of your then-effective annual Base Salary plus (ii) 100% of your target bonus as may be modified from time to time by the Compensation Committee of the Board, and you shall be eligible for continued COBRA coverage (subject to your COBRA eligibility and election) at the company's expense for a period of 6 months following your termination date.

For purposes hereof, "cause," "good reason" and "Change of Control" are defined on Attachment A hereto, and "long term disability" is defined in the company's sponsored Long Term Disability group insurance plan.

No severance shall be payable hereunder unless the release described herein has been signed and become effective and irrevocable within 60 days from the date of your termination of employment (the "Release Deadline"). Upon the release becoming effective, any severance payable hereunder will be payable commencing on or as soon as administratively practicable after the Release Deadline, subject to the following paragraph.

Tax Matters

In the event the termination of your employment occurs at a time during the calendar year when the release could become effective in the calendar year following the calendar year in which your termination occurs, then any payments hereunder that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Section 409A") will be paid commencing on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.  Each installment payment hereunder shall, for all purposes of Section 409A, be treated as a separate payment.

Notwithstanding any other provision of this letter agreement, if at the time of the termination of your employment, you are a "specified employee," determined in accordance with Section 409A, any payments and benefits provided hereunder that constitute "nonqualified deferred compensation" subject to Section 409A that are provided on account of separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

With regard to any provision in this letter agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this letter agreement that does not constitute a deferral of compensation within the meaning of Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be deemed to be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Furthermore, notwithstanding any other provision of this letter agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the company or any successor to you or for your benefit pursuant to the terms of this letter agreement or otherwise ("Covered Payments") would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the "Excise Tax"), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any determination required under this paragraph, including whether any payments or benefits are parachute payments and whether and the extent to which any reduction in the Covered Payments is required, shall be made by the company in its sole discretion consistent with the requirements of Section 409A. You shall provide the company with such information and documents as the company may reasonably request in order to make a determination under this paragraph. The company's determinations shall be final and binding on the company and you.

At-Will Employment

Your employment with Bsquare will be for no specific period of time. Rather, your employment will be at-will, meaning that you or Bsquare may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the company.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer.

By signing this letter, you re-acknowledge that you are subject to a non-competition agreement with Bsquare, which is contained in the Restrictive Covenant Agreement you signed previously and is attached to this letter.

This letter, the Employee Nondisclosure and Assignment Agreement and the Restrictive Covenant Agreement referred to above constitute the entire agreement between you and Bsquare regarding the terms and conditions of your employment, and supersede all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and Bsquare on this subject.

Cheryl, I look forward to continuing to work with you at Bsquare.  Please sign and date this letter on the spaces provided below to acknowledge your acceptance of Bsquare’s offer on the terms set forth in this letter.

Sincerely,
/s/ Ralph C. Derrickson Ralph C. Derrickson President & CEO Bsquare Corporation

I agree to and accept employment with Bsquare Corporation on the terms and conditions set forth in this letter. I understand and agree that my employment with Bsquare is at-will.

Dated: January 30, 2023	/s/ Cheryl Wynne
Cheryl Wynne

Attachments:
(1) Employee Nondisclosure and Assignment Agreement
(2) Restrictive Covenant Agreement

ATTACHMENT A

For purposes of this letter agreement, "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs your performance of your duties, willful malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment that has a material adverse impact on the company or its employees, your failure or refusal to perform your duties, your failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to the company, neglect of duty, poor job performance, or any material breach of your duties or obligations to the company that results in material harm to the company.

For purposes hereof, "neglect of duty" means and is limited to the following circumstances: (i) you have, in one or more material respects, failed or refused to perform your job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the neglect of duty and given you a reasonable opportunity to improve, and (iii) your neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after you were last counseled.

For purposes hereof, "poor job performance" means and is limited to the following circumstances: (i) you have, in one or more material respects, failed to perform your job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the performance problems and given you a reasonable opportunity to improve, and (iii) your performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after you were last counseled.

For purposes of this letter agreement, "good reason" shall mean the occurrence of any of the following, in each case without your written consent:

i.	a material reduction in your Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

ii.	a material reduction in your bonus target; or

iii.	a material, adverse change in your title, authority, duties or responsibilities (other than as required by applicable law).

You cannot terminate your employment for good reason unless you have provided written notice to the company of the existence of the circumstances providing grounds for termination for good reason within thirty (30) days of the initial existence of such grounds and the company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for good reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for good reason with respect to such grounds.

Further, for purposes of this letter agreement, a "Change of Control" shall mean:

i.

the acquisition of the company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the company for securities of, or consideration issued, or caused to be issued by, the acquiring entity or any of its affiliates, provided, that after such event the shareholders of the company immediately prior to the event own less than a majority of the outstanding voting equity securities of the surviving entity immediately following the event; or

ii.	any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company.